UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 26, 2026

TREASURE GLOBAL INC

(Exact name of registrant as specified in its charter)

Delaware	001-41476	36-4965082
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

276 5th Avenue, Suite 704 #739 New York, New York	10001
(Address of registrant’s principal executive office)	(Zip code)

+6012 643 7688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TGL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 26, 2026, Treasure Global Inc, a Delaware corporation (the “Company” or “TGL”), entered into three (3) separate Software Development Agreements (each, an “Agreement” and collectively, the “Agreements”) with (i) Mestiz Technology Sdn Bhd, a company incorporated under the laws of Malaysia (“Mestiz Tech”), (ii) E Argo Digital Sdn Bhd, a company incorporated under the laws of Malaysia (“E Argo”), and (iii) Add2Cart Commerce Pte Ltd, a company incorporated under the laws of Singapore (“Add2Cart” and together with Mestiz Tech and E Argo, the “Developers”).

The Company engaged each Developer to design, develop, implement and deliver a Lifestyle Membership and Experience Platform (the “Software”) including all source code, documentation, cloud infrastructure configurations, APIs, databases, and related deliverables.

The Software Development Fee is US$1,000,000 per Agreement (US$3,000,000 in aggregate), payable in milestone payments: (1) US$500,000 upon the Effective Date; (2) US$400,000 upon completion of user acceptance testing; and (3) US$100,000 upon completion of go-live.

The Company has the absolute and sole discretion to determine whether payment shall be satisfied in cash (USD), TGL Shares (common stock), or any combination thereof. If paid in TGL Shares, the issue price is based on the closing price of TGL common stock on the trading day immediately preceding the relevant payment date, and shares are issued on a restricted basis for six (6) months, subject to Rule 144 of the Securities Act of 1933, as amended.

Each Agreement has a term of three (3) months from the Effective Date (August 26, 2026), unless earlier terminated in accordance with its terms.

Either party may terminate an Agreement immediately upon written notice in the event of a material breach that is incapable of being remedied or that remains unremedied after thirty (30) days’ prior written notice. Termination may also occur upon the insolvency, winding-up, or cessation of business of either party, or by mutual agreement. Either party may also terminate upon thirty (30) calendar days’ written notice. If the Software fails to conform to acceptance testing criteria after more than three (3) repeated user acceptance tests, the Company may terminate the Agreement, and the Developer has irrevocably agreed to refund all Software Development Fees paid within fourteen (14) days of termination.

All intellectual property rights in the Software, Deliverables, source code, documentation, and all materials developed vest absolutely and exclusively in the Company upon creation.

Each Developer has irrevocably and unconditionally agreed to indemnify the Company against all losses, costs, liabilities, claims, charges, actions, proceedings, damages, and expenses arising from the provision of services, including intellectual property infringement claims.

Neither party will be liable for economic losses (including loss of profits or contracts), indirect or consequential damages, loss of goodwill or reputation, or wasted management/staff time.

In the event of delay, liquidated damages of 2% of the applicable Software Development Fees per week of delay per Phase apply, capped at 10% per Phase. Confidentiality obligations survive for two (2) years following termination of the applicable Agreement.

The Agreements are governed by the laws of Malaysia. Any disputes will be resolved by the courts of Malaysia.

If an Event of Force Majeure continues for an aggregate period exceeding three (3) months, either party may terminate the Agreement without liability (except for antecedent obligations).

Each Developer shall provide 90 days of post-delivery support from acceptance of each Phase.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Software Development Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Any TGL Shares issued pursuant to the Agreements would be issued on a restricted stock basis for a period of six (6) months from the date of issuance, subject to compliance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). Such shares would be issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and/or Regulation S promulgated thereunder, based on representations made by the Developers, including that each Developer is a non-U.S. person (as defined in Regulation S), that no directed selling efforts were made in the United States, and that appropriate transfer restrictions and restrictive legends will be applied to the TGL Shares.

No underwriters were involved in the foregoing issuances of securities. No general solicitation was made in connection with the offer or sale of such securities.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Form of Software Development Agreement, dated August 26, 2026, by and between Treasure Global Inc and each of Mestiz Technology Sdn Bhd, E Argo Digital Sdn Bhd, and Add2Cart Commerce Pte Ltd
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2026	TREASURE GLOBAL INC.

	By:	/s/ Pusparajan a/l Vadiveloo
	Name:	Pusparajan a/l Vadiveloo
	Title:	Chief Financial Officer

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